Exhibit 99.2

Physicians Formula Holdings, Inc. Announces Stockholders Approve New Subordinated Debt Terms with Mill Road Capital

New Terms Will Save the Company $0.4 Million in Before-Tax Interest Expense Per Year and Extend the Term of the Subordinated Loan from Three and One-Half to Five Years

AZUSA, CA (April 30, 2010) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced that, at a special meeting of stockholders held on April 28, 2010, stockholders approved new subordinated debt terms with Mill Road Capital (“Mill Road”) versus those the Company entered into with Mill Road on November 6, 2009.

Specifically, at the stockholders meeting, the stockholders were effectively asked to decide between two options:

The first option (“first option”) was to remain with the terms on the subordinated debt as agreed with Mill Road on November 6, 2009.  These included an $8 million subordinated debt principal, a three and one-half year term, and borrowing costs based on a 15% cash coupon and 4% payable-in-kind consideration, compounded quarterly.  There were no options or warrants issued to Mill Road in the terms of November 6, 2009.

The second option (“second option”) was to approve modified terms, which were an $8 million subordinated debt principal, a five year term (also measured from November 6, 2009) and borrowing costs based on a 10% cash coupon and 4% payable-in-kind consideration, compounded annually—an extension of the term by one and one-half years and a reduction in the cash coupon of five percentage points versus the subordinated debt closed with Mill Road on November 6, 2009.  In exchange for these new terms, the Company would issue to Mill Road 650,000 warrants at an exercise price of $0.25.

The Company noted that the second option would save it $0.4 million in before-tax interest expense per year, and the dilution associated with the warrants amounted to approximately 4.2% using the Company’s closing stock price on April 29, 2010, as calculated using the treasury method.  Stockholders were presented with the opportunity to vote on the second option; stockholders who voted against the second option effectively elected to remain with the first option.

The Company’s stockholders approved the second option described above.  Specifically, of the shares available to vote on the proposed modification and warrant issuance, 88.7% were voted.  98.6% of these voted shares voted in favor of the second option, which exceeded the threshold required for the new terms to be approved.

Ingrid Jackel, the Company’s Chairwoman and CEO stated, “We are very pleased that the stockholders approved the new subordinated debt terms with Mill Road.  Based on the comprehensive process we ran in 2009 to refinance the Company’s debt, I am confident that these new terms with Mill Road were the best available to us.  The $0.4 million savings per year will allow us to invest more in our brand.  Also, the extension of the term by one and one-half years will allow us to support our long-term growth plans even better than before.”

As a result of the stockholders approval of the second option, as of today the Company has closed on the Second Amendment to the Note Purchase Agreement with Mill Road Capital to reflect the terms approved by the stockholders.

The Company noted that the First Amendment to the Note Purchase Agreement was entered into on February 3, 2010 and fixed the number of warrants issued in the event the new terms were approved by stockholders at 650,000.

The stockholders also approved, by a vote of 97.8% of the voted and eligible shares, a provisional proposal to adjourn the special meeting of stockholders which was included in the proxy in case a quorum for approval of the second option had not been achieved.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 23,700 stores operated by Wal-Mart, Target, CVS and RiteAid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the Company’s refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company’s ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

(FACE/F)

Contact:
John Mills / Anne Rakunas:
ICR, Inc.
(310) 954-1100